Exhibit 99.1

Proofpoint Announces Second Quarter 2019 Financial Results

Second Quarter Highlights

•	Total revenue of $214.4 million, up 25% year-over-year
•	Billings of $232.1 million, up 17% year-over-year
•	GAAP EPS of $(0.52) per share, Non-GAAP EPS of $0.41 per share
•	Operating cash flow of $43.4 million and free cash flow of $35.0 million
•	Increasing FY19 billings, revenue and profitability guidance

SUNNYVALE, Calif., – July 25, 2019 – Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the second quarter ended June 30, 2019.

“Our second quarter results represent another clear example of our team’s consistent execution and strong focus on our customers and innovation,” stated Gary Steele, chief executive officer of Proofpoint. “The significant investments we’re making in broadening our product suite, and the encouraging progress we’re seeing with our bundling strategy, provide further opportunity to drive attractive growth and increase our market share in the over $13 billion total addressable market.”

Second Quarter 2019 Financial Highlights

•	Revenue: Total revenue for the second quarter of 2019 was $214.4 million, an increase of 25%, compared to $171.9 million for the second quarter of 2018.
•	Billings: Total billings for the second quarter of 2019 were $232.1 million, an increase of 17%, compared to $197.9 million for the second quarter of 2018.
•

Gross Profit: GAAP gross profit for the second quarter of 2019 was $156.6 million compared to $121.1 million for the second quarter of 2018. Non-GAAP gross profit for the second quarter of 2019 was $169.4 million compared to $132.4 million for the second quarter of 2018. GAAP gross margin for the second quarter of 2019 was 73% compared to 70% for the second quarter of 2018. Non-GAAP gross margin for the second quarter of 2019 was 79% compared to 77% for the second quarter of 2018.

•

Operating Income (Loss): GAAP operating loss for the second quarter of 2019 was $(29.3) million compared to a loss of $(30.4) million for the second quarter of 2018. Non-GAAP operating income for the second quarter of 2019 was $28.4 million compared to $14.9 million for the second quarter of 2018.

Net Income (Loss): GAAP net loss for the second quarter of 2019 was $(28.9) million, or $(0.52) per share, based on 55.8 million weighted average shares outstanding. This compares to a GAAP net loss of $(34.3) million, or $(0.67) per share, based on 50.9 million weighted average shares outstanding for the second quarter of 2018. Non-GAAP net income for the second quarter of 2019 was $24.1 million, or $0.41 per share, based on 58.1 million weighted average diluted shares outstanding. This result included an additional $4.7 million in non-cash income tax expense, at an effective rate of 17%, using the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations (C&DI 102.11) compared to the Company’s historical calculation methodology, and as disclosed on April 25, 2019.

•

Cash and Cash Flow: As of June 30, 2019, Proofpoint had cash, cash equivalents, and short-term investments of $182.7 million. The company generated $43.4 million in net cash from operations for the second quarter of 2019 compared to $30.1 million during the second quarter of 2018. The company’s free cash flow for the second quarter of 2019 was $35.0 million compared to $22.0 million for the second quarter of 2018.

“We are pleased with our ability to exceed expectations during the second quarter and further demonstrate the strong operating leverage inherent within our financial model,” stated Paul Auvil, chief financial officer of Proofpoint. “The company remains well-positioned to execute our disciplined growth strategy given the ongoing investments we’re making in expanding our product portfolio for our customers and driving strong returns on behalf of our shareholders.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

As of July 25, 2019, Proofpoint is providing its third quarter and full year 2019 guidance as follows:

•

Third Quarter 2019 Guidance: Total revenue is expected to be in the range of $223.0 million to $225.0 million. Billings are expected to be in the range of $274.0 million to $276.0 million. GAAP gross margin is expected to be 73%. Non-GAAP gross margin is expected to be approximately 79%. GAAP net loss is expected to be in the range of $(53.9) million to $(50.0) million, or $(0.96) to $(0.89) per share, based on approximately 56.0 million weighted average diluted shares outstanding. This estimate for GAAP net loss also includes a GAAP tax expense of approximately $20.0 million for the transfer of certain intellectual property from Israel to the United States associated with the acquisition of Meta Networks. Non-GAAP net income is expected to be in the range of $21.5 to $23.5 million, or $0.37 to $0.40 per share, using 58.6 million weighted average diluted shares outstanding, and based on our reporting under C&DI 102.11. Free cash flow during the quarter is expected to be in the range of $40.0 million to $42.0 million, and includes an assumed cash tax payment of approximately $10.0 million for the transfer of certain intellectual property associated with the acquisition of Meta Networks. Excluding this one-time expense, free cash flow guidance would have been $50.0 million to $52.0 million.  Capital expenditures are expected to be approximately $10.0 million.

•

Full Year 2019 Guidance: Total revenue is expected to be in the range of $878.5 million to $880.5 million. Billings are expected to be in the range of $1,064.0 million to $1,068.0 million. GAAP gross margin is expected to be 73%. Non-GAAP gross margin is expected to be 79%. GAAP net loss is expected to be in the range of $(124.3) million to $(118.9) million, or $(2.22) to $(2.13) per share, based on approximately 55.9 million weighted average diluted shares outstanding. As noted in the paragraph above, this estimate for GAAP net loss includes a GAAP tax expense of approximately $20.0 million for the transfer of certain intellectual property from Israel to the United States associated with the acquisition of Meta Networks. Non-GAAP net income is expected to be in the range of $94.0 million to $96.0 million, or $1.61 to $1.64 per share, using 58.5 million weighted average diluted shares outstanding, and based on our reporting under C&DI 102.11. Free cash flow is expected to be in the range of $196.0 million to $198.0 million, which includes the aforementioned $10.0 million tax payment expected in the third quarter associated with the acquisition of Meta Networks and not contemplated in the annual guidance provided on April 25, 2019. Excluding this one-time expense, free cash flow guidance would have been $206.0 to $208.0 million. Capital expenditures are expected to be approximately $38.0 million.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the second quarter ended June 30, 2019. To access this call, dial (800) 263-0877 for the U.S. or Canada, or (323) 794-2094 for international callers, with conference ID #4345370. A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com. An audio replay of this conference call will also be available through August 8, 2019, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #4345370.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint to mitigate their most critical security and compliance risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings. Each series of convertible securities is considered individually and in sequence, starting with the series having the lowest incremental earnings per share, to determine if its effect is dilutive or anti-dilutive.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating income. We define non-GAAP operating income as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating income versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating income excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating loss calculated in accordance with GAAP.

Non-GAAP net income. We define non-GAAP net income as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income.

Starting January 1, 2019, we changed the calculation of our non-GAAP provision for income taxes in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations. Our current and deferred income tax expense is commensurate with the non-GAAP measure of profitability using a non-GAAP tax rate of 17% for the three and six months ended June 30, 2019. We use an annual projected tax rate in a computation of the non-GAAP income tax provision, and exclude the direct impact of stock-based compensation and intangible amortization expenses. The projected rate considers other factors such as our current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where we operate.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Subscription	$210,780	$169,019	$410,364	$327,806
Hardware and services	3,659	2,856	7,012	6,530
Total revenue	214,439	171,875	417,376	334,336
Cost of revenue:(1)(2)
Subscription	50,648	45,618	98,900	87,816
Hardware and services	7,180	5,154	14,171	10,013
Total cost of revenue	57,828	50,772	113,071	97,829
Gross profit	156,611	121,103	304,305	236,507
Operating expense:(1)(2)
Research and development	55,185	47,527	108,434	91,259
Sales and marketing	102,837	84,911	199,841	162,808
General and administrative	27,881	19,029	53,706	36,554
Total operating expense	185,903	151,467	361,981	290,621
Operating loss	(29,292)	(30,364)	(57,676)	(54,114)
Interest income (expense)	1,068	(3,187)	2,246	(6,008)
Other expense, net	(409)	(633)	(861)	(290)
Loss before income taxes	(28,633)	(34,184)	(56,291)	(60,412)
(Provision for) benefit from income taxes	(280)	(114)	(900)	13,958
Net loss	$(28,913)	$(34,298)	$(57,191)	$(46,454)
Net loss per share, basic and diluted	$(0.52)	$(0.67)	$(1.03)	$(0.92)
Weighted average shares outstanding, basic and diluted	55,768	50,935	55,553	50,721
(1) Includes stock‑based compensation expense as follows:
Cost of subscription revenue	$4,269	$3,448	$8,144	$6,899
Cost of hardware and services revenue	1,054	571	1,960	1,162
Research and development	12,522	9,986	24,021	20,021
Sales and marketing	15,799	12,382	29,553	23,884
General and administrative	12,006	7,410	22,993	12,903
Total stock-based compensation expense	$45,650	$33,797	$86,671	$64,869
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$7,505	$7,244	$14,267	$13,020
Research and development	—	15	—	30
Sales and marketing	3,634	3,982	7,171	6,397
Total intangible amortization expense	$11,139	$11,241	$21,438	$19,447

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$149,697	$185,392
Short-term investments	33,008	46,307
Accounts receivable, net	170,998	199,194
Inventory	356	481
Deferred product costs	1,902	1,800
Deferred commissions	40,208	37,391
Prepaid expenses and other current assets	21,300	16,872
Total current assets	417,469	487,437
Property and equipment, net	70,688	70,627
Operating lease right-of-use assets	52,156	—
Long-term deferred product costs	296	303
Goodwill	543,143	460,425
Intangible assets, net	136,207	136,645
Long-term deferred commissions	74,479	69,989
Other assets	15,426	7,592
Total assets	$1,309,864	$1,233,018
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,567	$20,237
Accrued liabilities	71,336	90,719
Deferred rent	—	829
Operating lease liabilities	22,510	—
Deferred revenue	515,048	490,296
Total current liabilities	627,461	602,081
Long-term deferred rent	—	3,757
Long-term operating lease liabilities	34,461	—
Other long-term liabilities	9,223	6,812
Long-term deferred revenue	113,431	107,834
Total liabilities	784,576	720,484
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 56,043 and 55,149 shares issued and outstanding at June 30, 2019, and December 31, 2018, respectively	6	6
Additional paid-in capital	1,177,800	1,107,953
Accumulated other comprehensive income (loss)	2	(7)
Accumulated deficit	(652,520)	(595,418)
Total stockholders’ equity	525,288	512,534
Total liabilities and stockholders’ equity	$1,309,864	$1,233,018

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities
Net loss	$(28,913)	$(34,298)	$(57,191)	$(46,454)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,577	19,354	38,237	34,878
Stock-based compensation	45,650	33,797	86,671	64,869
Change in fair value of contingent consideration	—	—	—	(79)
Amortization of debt issuance costs and accretion of debt discount	—	3,100	—	6,153
Amortization of deferred commissions	12,400	8,334	23,671	16,708
Amortization of operating lease right-of-use assets	5,713	—	11,347	—
Deferred income taxes	(550)	(124)	(610)	(14,896)
Other	233	1,033	967	820
Changes in assets and liabilities:
Accounts receivable	(7,756)	(21,589)	27,860	(23,025)
Inventory	255	203	124	330
Deferred products costs	(195)	(147)	(95)	(253)
Deferred commissions	(18,063)	(12,715)	(30,978)	(21,929)
Prepaid expenses	(1,326)	1,282	(7,695)	(2,614)
Other current assets	237	5	459	1,657
Long-term assets	(154)	236	(623)	350
Accounts payable	1,139	(801)	(3,166)	4,210
Accrued liabilities	2,176	7,253	(10,371)	(4,498)
Deferred rent	—	(53)	—	61
Operating lease liabilities	(5,260)	—	(11,448)	—
Deferred revenue	18,247	25,194	30,350	48,698
Net cash provided by operating activities	43,410	30,064	97,509	64,986
Cash flows from investing activities
Proceeds from maturities of short-term investments	22,776	5,932	55,049	37,432
Proceeds from sales of short-term investments	—	—	—	11,931
Purchase of short-term investments	(15,395)	(9,933)	(41,768)	(23,694)
Purchase of property and equipment	(8,373)	(8,072)	(13,850)	(16,611)
Receipts from escrow account	—	—	—	555
Acquisitions of business, net of cash acquired	(104,503)	—	(104,503)	(223,786)
Net cash used in investing activities	(105,495)	(12,073)	(105,072)	(214,173)
Cash flows from financing activities
Proceeds from issuance of common stock	13,586	10,323	14,691	13,001
Withholding taxes related to restricted stock net share settlement	(10,382)	(14,597)	(35,005)	(34,640)
Repayments of equipment loans and capital lease obligations	—	(4)	—	(16)
Contingent consideration payment	—	—	—	(555)
Net cash provided by (used in) financing activities	3,204	(4,278)	(20,314)	(22,210)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(127)	(587)	79	(213)
Net (decrease) increase in cash, cash equivalents and restricted cash	(59,008)	13,126	(27,798)	(171,610)
Cash, cash equivalents and restricted cash
Beginning of period	217,362	101,924	186,152	286,660
End of period	$158,354	$115,050	$158,354	$115,050

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

GAAP gross profit	$156,611	$121,103	$304,305	$236,507
GAAP gross margin	73%	70%	73%	71%
Plus:
Stock-based compensation expense	5,323	4,019	10,104	8,061
Intangible amortization expense	7,505	7,244	14,267	13,020
Non-GAAP gross profit	169,439	132,366	328,676	257,588
Non-GAAP gross margin	79%	77%	79%	77%

GAAP operating loss	(29,292)	(30,364)	(57,676)	(54,114)
Plus:
Stock-based compensation expense	45,650	33,797	86,671	64,869
Intangible amortization expense	11,139	11,241	21,438	19,447
Acquisition-related expenses	853	265	853	1,433
Non-GAAP operating income	28,350	14,939	51,286	31,635

GAAP net loss	(28,913)	(34,298)	(57,191)	(46,454)
Plus:
Stock-based compensation expense	45,650	33,797	86,671	64,869
Intangible amortization expense	11,139	11,241	21,438	19,447
Acquisition-related expenses	853	265	853	1,433
Interest expense - debt discount and issuance costs	—	3,100	—	6,153
Income tax expense (1)	(4,652)	26	(8,054)	(14,694)
Non-GAAP net income	$24,077	$14,131	$43,717	$30,754
Add interest expense of convertible senior notes, net of tax (2)	—	431	—	862
Numerator for non-GAAP EPS calculation	$24,077	$14,562	$43,717	$31,616
Non-GAAP net income per share - diluted	$0.41	$0.26	$0.75	$0.56

GAAP weighted-average shares used to compute net loss per share, diluted	55,768	50,935	55,553	50,721
Dilutive effect of convertible senior notes (2)	-	2,831	-	2,831
Dilutive effect of employee equity incentive plan awards (3)	2,305	3,056	2,459	3,082
Non-GAAP weighted-average shares used to compute net income per share, diluted	58,073	56,822	58,012	56,634

(1) Starting January 1, 2019, the Company changed the calculation of its non-GAAP provision for income taxes in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations. The Company’s current and deferred income tax expense commensurate with the non-GAAP measure of profitability using non-GAAP tax rate of 17% for the three and six months ended June 30, 2019. The Company uses annual projected tax rate in its computation of the non-GAAP income tax provision, and excludes the direct impact of stock-based compensation, intangible amortization expenses and acquisition-related expenses. The change has no impact on tax liability or cash flows. For the three and six months ended June 30, 2018, only GAAP deferred tax expenses or benefits related to the amortization of intangible assets and deferred tax benefits related to changes in the Company's valuation allowance resulting from business acquisitions were excluded from the non-GAAP income tax expense. The Non-GAAP income tax for the six months ended June 30, 2018, excluded $14,725 of deferred tax benefits related to a reduction in the Company’s deferred tax valuation allowance resulting from the Wombat Acquisition.

(2) The company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Total revenue	$214,439	$171,875	$417,376	$334,336
Deferred revenue and customer prepayments
Ending	635,450	496,315	635,450	496,315
Beginning	617,170	470,195	605,073	431,371
Net Change	18,280	26,120	30,377	64,944
Unbilled accounts receivable
Ending	1,861	1,090	1,861	1,090
Beginning	1,261	966	1,276	603
Net Change	(600)	(124)	(585)	(487)
Less:
Deferred revenue contributed by acquisitions	—	—	—	(14,700)
Billings	$232,119	$197,871	$447,168	$384,093

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP cash flows provided by operating activities	$43,410	$30,064	$97,509	$64,986
Less:
Purchases of property and equipment	(8,373)	(8,072)	(13,850)	(16,611)
Non-GAAP free cash flows	$35,037	$21,992	$83,659	$48,375

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Advanced Threat	$156,569	$151,325	$147,367	$137,953	$129,208	$123,613
Compliance	57,870	51,612	51,112	46,226	42,667	38,848
Total revenue	$214,439	$202,937	$198,479	$184,179	$171,875	$162,461

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	September 30,	December 31,
	2019	2019

Total revenue	$223.0 - $225.0	$878.5 - $880.5

GAAP gross profit	162.7 - 164.5	642.6 - 646.2
GAAP gross margin	73%	73%
Plus:
Stock-based compensation expense	5.6 - 5.4	19.9 - 19.5
Intangible amortization expense	7.9	29.9
Non-GAAP gross profit	176.2 - 177.8	692.4 - 695.6
Non-GAAP gross margin	79%	79%

GAAP net loss	$(53.9) - $(50.0)	$(124.3) - $(118.9)
Plus:
Stock-based compensation expense	47.5 - 46.0	170.0- 167.0
Intangible amortization expense	11.5	44.3
Acquisition-related expenses	—	0.9
Income tax expense	16.4 - 16.0	3.1 - 2.7
Non-GAAP net income	$21.5 - $23.5	$94.0 - $96.0
Non-GAAP net income per share - diluted	$0.37 - $0.40	$1.61 - $1.64
Non-GAAP weighted-average shares used to compute net income per share, diluted	58.6	58.5

	Three Months Ending	Year Ending
	September 30,	December 31,
	2019	2019

GAAP cash flows provided by operating activities	$50.0 - $52.0	$234.0 - $236.0
Less:
Purchases of property and equipment	(10.0)	(38.0)
Non-GAAP free cash flows	$40.0 - $42.0	$196.0 - $198.0

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contacts

Jason Starr
Proofpoint, Inc.
408-585-4351
jstarr@proofpoint.com